As filed with the Securities and Exchange Commission on February 11, 2009
Registration No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 ENVIRO FUELS MANUFACTURING, INC.
(Name of small business issuer in its charter)

Nevada	3990	26-1223010
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2770 University Drive
Coral Springs, Florida 33065
Telephone: (954) 753-2270
(Address and telephone number of principal executive offices and principal place of business)

ISL, Inc.
10 Bodie Drive
Carson City, Nevada 89706
(800) 346-4646
(Name, address and telephone number of agent for service)

Copies to:

Addison K. Adams, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value	6,002,700	$1.00	$6,002,700	$336.00

Total	6,002,700	$1.00	$6,002,700	$336.00

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(1)	These are outstanding shares of common stock which may be offered for sale by selling stockholders pursuant to this registration statement at $1.00 per share.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) and Rule 457 (o) of the Securities Act of 1933, as amended.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by Enviro Fuels Manufacturing, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED
FEBRUARY 11, 2009

P R O S P E C T U S

Up to 6,002,700 Shares

ENVIRO FUELS MANUFACTURING, INC.

Common Stock

This prospectus covers the resale by selling stockholders of up to 6,002,700 shares of our common stock, $0.001 par value.

This is the initial registration of shares of our common stock. The selling stockholders will sell their shares of common stock from time to time at $1.00 per share in negotiated transactions. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If shares of our common stock become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We have paid the expenses of preparing this prospectus and the related registration expenses.

We are a Nevada corporation incorporated on October 9, 2007. Our principal executive offices are located at 2770 University Drive, Coral Springs, Florida 33065, and our telephone number is (954) 753-2270.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2009.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell those securities in any jurisdiction where the offer and sale is not permitted. The information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Enviro Fuels,” the “Company,” “we,” “us,” and “our” refer to Enviro Fuels Manufacturing, Inc., a Nevada corporation.

ENVIRO FUELS MANUFACTURING, INC.
Our Business

We are engaged in the business of developing, manufacturing and marketing environmentally responsible stoves and briquettes which utilize clean coal technologies. We formed our company on October 9, 2007. Our mission is to become the leading provider of environmentally safe, efficient coal cooking stoves and coal briquettes to those consumers that do not have traditional power resources that can be used for cooking. Our initial focus is to finalize the engineering, production and marketing of a new patent-pending coal stove and coal products that have been created by our founder and President, Larry Hunt, and to market and distribute these products in domestic and international markets.

Our Financial Position

Our financial statements for the period from October 9, 2007 (inception) through December 31, 2007 and the nine months ended September 30, 2008 are included in this prospectus.  We have incurred net losses since our inception, and we have an accumulated deficit. We expect to continue to incur net losses in the foreseeable future. The report from our independent registered public accounting firm relating to our December 31, 2007 financial statements contains an opinion that our net losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern. There has been no change in our position relative to the foregoing statements. It is possible that we will never generate sufficient revenue to achieve and sustain profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability. Our ability to fund our recurring losses from operations may depend upon the market acceptance of our products or raising other sources of financing. Any failure by us to timely secure the cash flow adequate to fund our ongoing operations will have a materially adverse consequence on our business operations and our consolidated financial results.

Our Offices

We are a Nevada corporation. Our executive offices are located at 2770 University Drive, Coral Springs, Florida 33065. Our telephone number is (954) 753-2270, and our website address is www.envirofuelsmfg.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities to be able to seek public financing and business development opportunities in the future. Our management would like an established public market for our common stock to develop from shares sold by the selling stockholders.

Securities offered by the selling stockholders	Up to 6,002,700 shares of common stock

Common stock outstanding on February 11, 2009	131,225,000 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock. The selling stockholders will sell their shares from time to time at $1.00 per share in negotiated transactions.

Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully review and consider the risks set forth under “Risk Factors” on the following page, as well as the other information contained in this prospectus before purchasing any shares of our common stock.

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RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We are a development stage company with a limited operating history, and our products are not ready to be marketed. Also, we have not yet generated any revenues and may not be profitable in the future.

We do not have an operational history upon which you can make an evaluation of our prospects, and we have not yet generated any revenues.  Since our inception in October 2007, we have been engaged primarily in the research, design, and development of our first products, the cooking stoves and briquettes.  While we have produced prototype versions of the products, we have not begun to manufacture them, we have not yet undertaken marketing efforts related to our products, and our products have not yet generated any revenues.  We expect to continue to incur substantial net operating losses as research and development, market testing, sales and marketing activities and operations continue. We have not yet earned any revenues, and we do not know when we might begin to earn revenues on the sales of our products.  There can be no assurance that we will earn revenues or that we will become or remain profitable.

Because we have a limited operating history, we are subject to the risks inherent to a new business enterprise.  Any future success we might achieve will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.  These factors may include changes in coal and environmental technologies, price and product competition, the demand for our products, changes in pricing policies by us or our competitors, changes in the mix of products sold by us and the resulting change in total gross margin, changes in the mix of channels through which our products are offered, product enhancements and new product announcements by us and our competitors, market acceptance of new products sold by us or our competitors, product quality problems, personnel changes, changes in our strategy, changes in our level of operating expenses, the timing of research and development expenditures, general economic conditions in the United States, China and other foreign markets and economic conditions specific to the industry in which we compete, among others.  Our limited operating history makes the prediction of future operating results difficult, if not impossible.

We have limited financial resources, and we will need to continue to sell our common stock and other securities to raise money for our operations.

Our ability to execute our business strategy depends to a significant degree on our ability to obtain financing from the sale of our common stock and other securities.  Our business requires a large capital outlay for development and engineering, patent prosecution, and ongoing overhead.  Based upon our projections as of the date of this prospectus, we believe that we will be able to finance our operations for a period of twelve months, during which time we will attempt to raise additional capital to finance the manufacturing, engineering, tooling and other manufacturing costs related to our products.  We have no current arrangements in place to obtain this additional capital.  Our inability to obtain this additional capital could have a material adverse effect on our business and prospects.  If we are able to raise additional capital through the sale of our common stock or other securities, your investment will be diluted.

We are dependent on a few products and we are not certain that our products will be successfully marketed.

We have focused only on developing new cooking stoves.  The extent and pace of market acceptance of our products will be a function of many variables, including the efficiency, performance and attributes of our products, our ability to obtain necessary regulatory approvals to commercially market our products, the effectiveness of our marketing and sales efforts, including educating  governmental agencies  and other potential customers as to the distinctive characteristics and benefits of our products, our ability to meet manufacturing and delivery schedules, and our product pricing.

Because our products involve a new patent-pending technology, there is a material risk that the marketplace may not accept the potential benefits of it.  We cannot assure you that the preference of those consumers who do not have access to traditional power resources, governmental agencies, or secondary markets users involving recreational usages, will change from traditional methods of cooking or that, if such a change does occur, it will occur as rapidly as we anticipate.  There can be no assurance that the cooking stoves consumer product industries will use our products, even if our new technology becomes acceptable to them.

Unless and until our products are accepted by the market and generating meaningful revenues and profits, we will continue to be solely dependent upon the sale of our common stock or other securities to provide us with enough money to continue our operations.

We will rely on relationships with third parties and these relationships may prove not to be dependable.

We will be dependent on establishing relationships with third parties in order to manufacture and distribute our products.  Third-party manufacturers must be able to manufacture our products in accordance with strict regulatory requirements, in commercial quantities, at appropriate quality levels and at acceptable costs.  We cannot assure you that we will not encounter difficulties in obtaining reliable and affordable contract manufacturing assistance and/or in scaling up manufacturing capabilities.  These difficulties may include problems involving production yields, per-unit manufacturing costs, quality control, component supply and shortages of qualified manufacturing personnel.  In addition, there can be no assurance that we will not encounter problems relating to integration of components if changes are made in the present model’s configurations.  Difficulties like these could result in our inability to satisfy demand for our products in a cost-effective manner, and would have a material adverse effect on our business, financial condition and results of operations.

We are in a highly competitive industry where there is rapid technological change.

Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies that are developing new technologies and products in new and rapidly evolving markets.  In order to compete successfully, we must respond to competitive developments; attract and retain customers; attract, retain and motivate qualified personnel; implement and successfully execute our sales strategy; develop and market additional products; upgrade our technologies and commercialize our products.   There can be no assurance that we will be able to compete successfully.

We cannot assure you that our products will receive clearance for sale in the United States or abroad including our main target market in Africa and China.

The manufacture and sale of our products will be subject to domestic and international regulation.  We primarily intend to pursue commercialization of our products in international markets where access to traditional sources of energy is scarce.  Our primary market is Africa and China but we intend to expand to other suitable foreign markets including India, Bangladesh and Indonesia..  Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to obtain than United States governmental agencies clearance or approval.  We cannot assure you that we will obtain the various foreign regulatory approvals.

We also intend to market our products in the United States for recreational uses.  We are not currently subject to direct regulation by a government agency in the United States, other than regulations applicable to businesses generally.  It is possible, however, that a number of laws and regulations may be adopted with respect to the cookware business, covering such issues as pricing, distribution, and the characteristics and quality of products and services.  The adoption of any such laws or regulations may decrease the demand for our products, and increase our costs of doing business.  Any such new legislation or regulation, or the application of existing laws and regulations to the software industry, would have a material adverse effect on our business, operating results and financial condition.

Clearances or approvals that have been or may be granted, both in the United States and in foreign jurisdictions, may be subject to continual review which could result in product labeling restrictions, withdrawal of our products from the market or other adverse consequences.

Our failure or the failure of any contract design and manufacturing firms with which we may be related in the manufacturing of our products, to comply with these and other regulatory requirements could result in fines, suspensions or withdrawals of regulatory clearances or approvals, product recalls, product seizures, suspension of manufacturing, operating restrictions and criminal prosecution.  Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory clearances or approvals.

We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis or at all.  A delay or failure to receive such clearances or approvals, or a failure to comply with existing or future regulatory requirements, would have a material adverse effect on the Company’s business, financial condition and results of operations.

We are currently dependent on certain key employees who may not be easily replaced.

Our success will depend, to a significant extent, on certain key personnel, including Larry Hunt, our President and sole executive officer, as well as personnel we may hire in the future.  We currently do not have any employment or consulting agreements with any party.  Consequently, our key employees may voluntarily terminate their employment with us at any time.  We do not have key person life insurance covering our management personnel or other key employees.

Our ability to operate successfully and manage our potential future growth depends on our ability to attract and retain highly qualified scientific, technical, managerial and financial personnel.  We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel.  The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could adversely affect our business.

Our management may not be able to successfully implement our business plan.

Our sales and revenues will be dependent on the successful development of our products, acceptance of our products in the marketplace and formation of strategic relationships with retailer and government agencies.  While we believe that our current management can successfully implement our business plan, their inability to do so could have a material adverse effect on our business or prospects.

We do not have distribution channels for the sale of our products.

We have not yet developed a distribution system for our products, we have not yet begun marketing our products, and we currently have no sales force other than our President, Larry Hunt.

We cannot assure you that we will be able to develop an effective sales force with the requisite knowledge and skill to fully exploit the sales potential of our products.  Furthermore, we cannot assure you that our sales force, when established, will be able to establish distribution channels on terms acceptable to us or promote market acceptance of, and create demand for, our products.

We may be subject to product liability claims.

The design, development, manufacture, and use of our cooking products involve an inherent risk of product liability claims and associated adverse publicity.  Producers of consumer products may face substantial liability for damages in the event of product failure or allegations that the product caused harm.  We have not yet obtained an insurance policy that will cover product liability.  We cannot assure you that we will not be subject to product liability claims, that any insurance we purchase would cover claims made against us, or that adequate insurance will be available on acceptable terms in the future.  If we were held liable for damages due to a defect in the design or manufacture of our products, or if any claim or product recall created significant adverse publicity, our business and financial condition could be materially adversely affected.

We may not manage our growth properly.

In order to establish our revenue base and maintain workable profit margins through the development, manufacturing, and marketing of our products, we believe that we may need to increase the size, complexity and geographic scope of our operations and we will need to develop a substantial customer base.  Any measurable growth in our business will place a significant strain on our management, administrative, technical and financial resources and will require the establishment or expansion of our customer support and sales and marketing resources.  We cannot assure you that we will be able to successfully address these additional demands or that we will be able to attract and retain the necessary personnel and other resources to properly manage our growth.  Failure to manage our growth properly could have a material adverse effect upon our business, financial condition and results of operations.

We depend on technology that must be protected.  We may be unable to protect our intellectual property, including our patents, which could adversely affect the value of your investment.

Our success depends in large part on our ability to obtain patent and other intellectual property protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad.  Our technology is patent-pending and we do not currently hold United States patent to our technology.  We cannot assure you the outcome of our patent application nor that any future patent applications we file will result in patents being issued, or that our competitors will not design around any of the patents or licenses that may be issued to us.

We may also rely on trade secrets and proprietary know-how that we may seek to protect, in part, by confidentiality agreements with our licensees, employees and consultants.  We cannot assure you that these agreements will not be breached, or that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by our competitors.

Litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how that we own, to defend against claimed infringement of the rights of others or to determine the ownership, scope or validity of certain proprietary rights.  Any such claims may result in the Company incurring substantial litigation expenses and in our management having to divert extensive time and effort from our day-to-day business.  An adverse determination in litigation involving the proprietary rights of others could subject us to the payment of significant damages to third parties, could require us to seek licenses from third parties (which they may refuse to give us), and could prevent us from manufacturing, selling or using our products.  The occurrence of such litigation or the effect of a judgment against us in such litigation could, therefore, have a material adverse effect on our business and financial condition.

Risks Related to Our Common Stock

There is no market for our common stock, so you will not be able to sell it in the event you need money.

There is no public or private market for our common stock, and it is unlikely that an active market for our common stock, or any other security we issue, will develop or be sustained after this offering or in the foreseeable future even if we register our common stock.  Therefore, if you purchase the common stock we are offering, there is no assurance that you will ever be able to sell the shares, receive money back or realize any return on your investment.

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

We intend to reinvest any profit we realize, to the extent we are able to do so, to complete the development of our products, to begin the manufacture and marketing of our products, to cover operating costs, and to otherwise become and remain competitive.  We will not pay any cash dividends with respect to our common stock or other securities in the foreseeable future.  In addition, we cannot assure you that we will ever generate sufficient surplus cash that will be available for distribution to the holders of the common stock.  Therefore, you should not expect to receive cash dividends on the common stock offered hereby.

The sale of the common shares held by the selling stockholders could cause the price of our common shares to decline.

We are registering 6,002,700 shares of common stock to be offered for resale to the public by the selling stockholders. All 6,002,700 shares of common stock registered in this offering are expected to be freely tradable upon effectiveness of the registration statement of which this prospectus forms a part. Depending upon market liquidity at the time, the sale of common stock by selling stockholders under this offering at any given time could cause the market price of our common stock to decline.

A majority of our common stock is owned by our executive officer and directors and individuals owning more than 5% of our common stock, which will allow them to control the outcome of matters submitted to our stockholders for vote

Our executive officer and directors and individuals owning more than 5% of our common stock own approximately 83.06%.  As a result, these individuals, acting together, have the ability to substantially influence all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs.  This concentration of ownership may have the effect of delaying, deferring or preventing a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which, in turn, could have an adverse effect on your investment.

Our incorporation documents and Nevada law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management

We are governed by the provisions of Section 203 of Nevada General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our articles of incorporation and bylaws and under Nevada law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

We will be subject to the penny stock rule once our common stock becomes eligible for trading.  These rules may adversely affect trading in our common stock.

We expect that our common stock will be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled "Management's Discussion and Analysis or Plan of Operation" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "believe," "may," "will," or similar expressions.  Forward-looking statements involve risks, uncertainties and assumptions.

You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. These factors include, without limitation, increases in materials, labor, demand for products, our ability to implement our business strategy, our fixed obligations, and our dependence on the markets in which we operate. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We have agreed to bear the expenses in connection with the registration of the common stock being offered by the selling stockholders under this prospectus, which we have estimated to be approximately $51,336.

DETERMINATION OF OFFERING PRICE

The $1.00 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock. As of the date of this prospectus, there are (i) no shares of common stock subject to outstanding options or warrants to purchase, or other securities convertible into, our common stock; (ii) no shares of common stock that could be sold pursuant to Rule 144 under the Securities Act; (iii) 6,002,700 shares of common stock that we have agreed to register under the Securities Act for sale by security holders; and (iv) no shares that are being, or have been proposed to be, publicly offered by us, the offering of which could have a material effect on the market price of our common stock.

Holders

As of the date of this prospectus there were approximately 37 stockholders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and are not planning to do so in the foreseeable future. The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.

Equity Compensation Plan Information

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is useful in understanding our operating results, cash flows and financial condition. The discussion should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes to consolidated financial statements appearing elsewhere in this prospectus. Except for the historical information contained herein, the discussions in this document contain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed here.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the section entitled "Risk Factors".  Investors should review the Company's financial statement for the nine months ended September 30, 2008  and period ended December 31, 2007 contained herein.

GENERAL

Through September 30, 2008, we were engaged primarily in developing and commercializing patent pending high-efficiency stove.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008.

The following discussion details results of operations for the nine months ended September 30, 2008 with no comparative period since our inception date was October 9, 2007.

REVENUE

 As a Development Stage enterprise we had no revenue, cost of sales or gross profit.

OPERATING EXPENSES

Operating expenses for the nine months ended September 30, 2008 were $1,224,712 and consist primarily of the following items:

Employee cash compensation included in general and administrative expenses was $108,000 and consisted primarily of salaries for our secretary and lab technician.

The Company has utilized its securities as consideration to purchase certain services from business and financial consultants and directors. Stock-based compensation representing the fair value of grants of common stock to these parties amounted to 604,078 in 2008 and is included in general and administrative expenses.. The Company expects to continue to use its securities to purchase services in the future as the board of directors deems appropriate. Should this occur, the Company will recognize stock-based compensation expense based on the fair value of securities issued for services.

Bad debt expense of $196,150 in 2008 relates to advances made to our affiliate for which we established a full reserve.

OTHER INCOME / EXPENSE

NET INCOME (LOSS)

 The Company had a net loss for the nine months ended September 30, 2008 of $1,224,712 or $0.01 per share.  Non-cash items include stock-based compensation of$604,078, depreciation of $36,572 and bad debt of $196,150.

RESULTS OF OPERATIONS FOR THE PERIOD FROM OCTOBER 9, 2007 (INCEPTION) TO DECEMBER 31, 2007.

The following discussion details results of operations for the period from October 9, 2007 (inception) to December 31, 2007 with no comparative period since our inception date was October 9, 2007.

OPERATION EXPENSE

Our operating expenses were $96,903 for general and administration costs from October 9, 2007 thru December 31, 2007.  The Company used $12,523 for development of the stoves and depreciation of $704.

		Percentage
Costs	Total	of costs
Professional Fees	10,000	9%
Financial Consultant	14,500	13%
Rent Expense	5,435	5%
Other Admin. Expense	66,968	61%
Depreciation	704	1%
Stove Development	12,523	11%

	110,130	100%

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2008, we had cash of $42,817. The following table reflects the cash flow activities during the nine months ended September 30, 2008.

Cash used by operating activities	$(387,223)
Cash provided by (used in) investing activities	(553,163)
Cash provided by financing activities	942,301
Increase (decrease) in cash	1,915

Operating Activities

              For the nine months ended September 30, 2008, the Company used cash in operating activities of $387,223. Cash was used to fund the Company's loss from operations of $1,224,712 offset primarily by non-cash expenses for common stock issued for services of $604,078,depreciation expense of $36,572 and bad debt expense of $196,150

Investing Activities

For the nine months ended September 30, 2008 cash invested totaled $553,163.  This consisted of $150,040 invested in our bank account in China, $196,150 loaned to an affiliate, $203,238 of property purchases which includes furnishing our offices and laboratory equipment and $3,735 in costs related to patent filings.

Financing Activities

              For the nine months ended September 30, 2008 the Company received cash from financing activities of $942,301 which consisted of $537,428 from sales of common stock and $404,873 from capital contributions from our founder.

Primary Source of Liquidity

As of September 30, 2008, our primary source of liquidity was $42,817 of cash. At September 30, 2008, the Company had a working capital of $184,327.

We have relied upon equity financing in order to fund our operating deficit. Our inability to generate cash flow in excess of immediately needed funds has created a situation where we will require additional capital from external sources. There is no guarantee that we will be able to obtain any necessary financing on terms favorable to us, if at all.

There can be no assurance that we will be able to generate sufficient cash from operations in future periods to satisfy our capital requirements; therefore, we will have to continue to rely on external financing activities, including the sale of our equity securities, to satisfy our capital requirements for the foreseeable future. Due, in part, to our lack of historical earnings, our prior success in attracting additional funding has been limited to transactions in which our equity is used as currency.  In light of the availability of this type of financing, and the lack of alternative proposals, our board of directors has determined that the continued use of our equity for these purposes may be necessary if we are to sustain operations.  Equity financings of the type we have been required to pursue are dilutive to our stockholders and may adversely impact the market price for our shares.  However, we have no commitments for borrowings or additional sales of equity, the precise terms upon which we may be able to attract additional funding is not known at this time, and there can be no assurance that we will be successful in consummating any such future financing transactions on terms satisfactory to us, or at all.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Impairment of Long-Lived Assets

The Company follows SFAS No. 144. “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Statement requires that long-lived assets, liabilities and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets of the company consist primarily of property and equipment and patent costs. If there are indications of impairment, such as current operating losses, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows. If impairment exists, the carrying amount of the long-lived asset is reduced to its estimated fair value.

Research and Development and Patent Costs

The cost of internally developing intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to the Company as a whole are expensed as incurred pursuant to the requirements of FASB Statement No. 142. “Goodwill and Other Intangible Assets”. The costs of internally developing other intangible assets, such as those that are specifically identifiable, are also expensed as incurred, unless a specific accounting pronouncement calls for capitalization of the costs. However, legal fees and similar costs relating to patents, copyrights, and trademarks are capitalized

Stock-Based Compensation Plans

 On October 9, 2007, our inception date, the Company implemented Statement of Financial Accounting Standard 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment" which replaced SFAS 123 "Accounting for Stock-Based Compensation" and superseded APB Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS 123(R) requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related vesting period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption.

All employee stock based compensation in the form of options or warrants is recorded at fair value using the Black-Scholes Pricing Model.

Revenue Recognition

The Company follows the criteria for the United States Securities and Exchange Commission Staff Accounting Bulletin 104. The Company recognizes revenue when persuasive evidence of an arrangement exists, products have been delivered, the sales price is fixed or determinable, and collectibility is reasonably assured.

CONTRACTUAL OBLIGATIONS

Operating Lease Obligations

              The Company currently leases office space in its Coral Springs, Florida, and Davie, Florida locations. Monthly rent expense under the Coral Springs, Florida lease is approximately $5,434 per month, and the lease expires December 2012. Monthly rent expense under the Davie, Florida lease is approximately $5,618 per month, and the lease expires March 2012.

Purchase Obligations

We are not a party to any significant long-term service or supply contracts.

RECENT ACCOUNTING PRONOUNCEMENTS

              FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB Statement No. 109" ("FIN 48"): In June 2006, the FASB issued this statement which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which was effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company plans on reviewing in detail its tax situation to determine whether there are any uncertain tax positions, but presently believes there are no material matters.

              Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"): In September 2006, the Securities and Exchange Commission issued SAB 108 which provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 was effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

              FASB Statement No. 141(R),"Business Combinations" ("SFAS 141(R)"): In December 2007, the FASB issued No. 141R which will change the accounting for and reporting of business combination transactions. The most significant changes in the accounting for business combinations under SFAS 141(R) include: (1) valuation of any acquirer shares issued as purchase consideration will be measured at fair value as of the acquisition date; (2) contingent purchase consideration, if any, will generally be measured and recorded at the acquisition date, at fair value, with any subsequent change in fair value reflected in earnings rather than through an adjustment to the purchase price allocation; (3) acquired in-process research and development costs, which have historically been expensed immediately upon acquisition, will now be capitalized at their acquisition date fair values, measured for impairment over the remaining development period and, upon completion of a successful development project, amortized to expense over the asset's estimated useful life; (4) acquisition related costs will be expensed as incurred rather than capitalized as part of the purchase price allocation; and (5) acquisition related restructuring cost accruals will be reflected within the acquisition accounting only if certain specific criteria are met as of the acquisition date; the prior accounting convention, which permitted an acquirer to record restructuring accruals within the purchase price allocation as long as certain, broad criteria had been met, generally around formulating, finalizing and communicating certain exit activities, will no longer be permitted. SFAS 141(R) is effective for reporting periods beginning on or after December 15, 2008. Earlier adoption is not permitted. The Company anticipates that adoption of this pronouncement will significantly impact how the Company accounts for business combination transactions consummated after the effective date, in the various areas outlined above.

FASB Statement No. 157, "Fair Value Measurements" ("FASB Statement No. 157"): In September 2006, the FASB issued FASB Statement No. 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. FASB Statement No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"): In February 2007, the FASB issued SFAS 159 which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 was effective for us on January 1, 2008. There was no impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.

 SFAS No. 160, "Non-Controlling Interests in Consolidated Financial Statements" ("SFAS 160"): In December 2007, the FASB issued SFAS No. 160, this Statement amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is required to be adopted simultaneously with SFAS 141(R) and is effective for reporting periods on or after December 15, 2008. An earlier adoption is not permitted.  The adoption of SFAS 160 is not expected to have a material impact on our consolidated financial position, cash flows or results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

BUSINESS

Overview of Business

We are engaged in the business of developing, manufacturing and marketing environmentally responsible stoves and briquettes which utilize clean coal technologies. We formed our company on October 9, 2007. Our mission is to become the leading provider of environmentally safe, efficient coal cooking stoves and coal briquettes to those consumers that do not have traditional power resources that can be used for cooking. Our initial focus is to finalize the engineering, production and marketing of a new patent-pending coal stove and coal products that have been created by our founder and President, Larry Hunt, and to market and distribute these products in domestic and international markets.

We primarily intend to pursue commercialization of our products in international markets where access to traditional sources of energy is scarce.  Our primary market is China but we intend to expand to other suitable foreign markets including India, Bangladesh, Indonesia, and parts of Africa. We also intend to market our products in the United States for recreational uses.

Features and Benefits of Our Products

Our primary products are the coal burning stove and clean burning, easy lighting coal briquettes.

Our Stove

The features of our stove include:

•	Stainless steel design that will not rust or degrade.
•	Designed with an air chamber that keeps the outer surface cool to the touch.
•	Burns only 10 ounces of clean coal per meal versus 3 to 4 pounds in competitor’s coal stoves.
•	Can be fitted with a small generator to produce enough power to furnish a modest amount of lighting for a home.
•	Portable, light weight and can be used anywhere.
•	A “still attachment” which produces a liter of a fresh pot of water every time used.

The benefits of our stove include:

SAFETY – Our stove is made of stainless steel and employs an air chamber surrounding the center core so that when temperatures reach up to 1400 degrees Fahrenheit in the core, the stove is cool to the touch.

ENVIRONMENTALLY RESPONSIBLE – Our stove utilizes a special filtering system that filters out nearly all contaminates that are a natural by-product of burning of coal. Additionally, the stove will use coal briquettes that have employed clean coal technology in their manufacturing process further eliminating contaminates.

EFFICIENT – In competing models of coal burning stoves, it takes approximately 4 pounds of coal to provide enough heat to cook one meal for a family. Our stove will require only 10 ounces of coal to cook the same meal as it directs all heat to the cooking surface.

COST EFFECTIVE – The annual cost of fuel for the stove is expected to cost an average family less than one-third the cost of operating competing stoves, although the gross price of the “clean coal” is double that of existing briquettes. Adding the one-time cost of our stove and the average family’s cost will still likely be about 70% less during the first year of using the new stove.

OTHER BENEFITS – The stove will generate enough heat to run a small heat-fueled generator strong enough to power a modest amount of lighting. The stove also includes a “still attachment” which produces a liter of a fresh pot of water every time used.

Our Briquettes

Our briquettes have been developed using our trade secret process. The briquettes have the following benefits:

•	Burn hotter and more efficient than other coal briquettes.
•	Environmentally friendly and burn cleaner than other coal briquettes.
•	Enhanced energy output.
•	Shorter processing time.
•	More cost-effective and cost-efficient than other coal briquettes.
•	Easy lighting.

Management Expertise

Our company was founded and is currently being managed by Larry Hunt, a long-time coal mining executive and operator of many coal industry companies with more than forty years of experience in the coal industry. Mr. Hunt possesses a wide range of expertise in coal mining, transportation, sales and marketing, as well as coal technologies and processing. Additionally, through a separate company, Mr. Hunt has developed and patented technology that provides cleaner burning coal.

We believe that the extensive contacts and relationships of our management team will enable us to evaluate and execute our business plan successfully. Mr. Hunt has a strong reputation in the marketplace and all of our officers and directors have long-term relationships with senior executives and decision-makers in sectors important to our business. We believe that these relationships will provide us with an important advantage in executing our business plan.

While the past successes of our executive officers and directors do not guarantee that we will successfully execute our business plan, they will play an important role in assisting us.

 Industry Overview

Over half the global population is reliant on solid fuels such as wood, coal, crop residues, and animal dung for their domestic energy requirements.  In rural China, crop wastes and wood had been the main household fuels, use of which burdens rural residents and ecosystems.

In part to counter this, China has undertaken programs to improve the welfare of rural residents, including several that have been aimed at household stoves.  The Ministry of Agriculture claimed that, by 1998, 185 million of China’s 236 million rural households had “improved” biomass or coal stoves.  While it is generally believed that the government programs was successful in putting stoves in the home, the impact on air quality and health were not assessed.

However, an independent review of China’s improved rural household stove program found that:

•	China implemented broadly successful programs that delivered better stoves to many households in targeted counties.

•	It appears that claims for penetration of improved stoves were somewhat overstates and are obscured by unclear definitions for improved stoves.

•
Although most stoves now in use have flues, grates, and other “improved” aspects, most coal stoves, even those using “improved” aspects, most coal stoves, even those using improved briquettes lack flues and cannot be considered improved from the standpoint of health and environmental concerns.

•	The “improved” stoves are not now reaching the 20% to 30% efficiency levels targeted to government programs.

•	Efficiency of these stoves may continue to deteriorate over time due to materials and construction techniques.

It has been recommended that in support of the China Ministry of Health-led programs to resolve persistent problems in areas related to coal use, the outside resources could be crucial in:

•	Developing new stove systems, that can serve all household needs
•	Creating a business model that enables a local manufacturer to supply improve stoves

           We intend to fill the niche. In addition to the China Market, we intend to explore other markets that can benefit from the new technology it has developed.

There are over 1.6 Billion people in the world without electricity in their homes.  India, with 579 million people without access to electricity is by far the largest market followed by Bangladesh with 104 million and Indonesia with 98 million.

We intend to market our stove and briquettes worldwide over the next 5 years.

Suppliers and Raw Materials

We purchase and use components from third party suppliers to assemble our stoves. The components and raw materials essential to the conduct of our business generally are available at competitive prices. Although we have a broad base of suppliers and contractors, we depend upon the ability of our suppliers and contractors to meet performance and quality specifications and delivery schedules.

Sales and Marketing

We primarily intend to pursue commercialization of our products in international markets where access to traditional sources of energy is scarce.  Our primary market is China but we intend to expand to other suitable foreign markets including India, Bangladesh, Indonesia, and parts of Africa. We also intend to market our products in the United States for recreational uses.

Intellectual Property

We have a patent pending for our cooking stove. On November 30, 2007, Mr. Hunt and co-inventor Henry Schur filed a provisional patent application for their “high efficiency combustion stove” invention. On December 21, 2007, Mr. Hunt and Mr. Schur assigned their rights and interests in this invention to the Company by executing a patent assignment agreement and filing a patent assignment with the USPTO. The patent assignment was recorded with the USPTO on December 27, 2007.

Our success depends in large part on our ability to obtain patent and other intellectual property protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad.  Our technology is patent-pending and we do not currently hold United States patent to our technology.  We cannot assure you the outcome of our patent application nor that any future patent applications we file will result in patents being issued, or that our competitors will not design around any of the patents or licenses that may be issued to us.

We may also rely on trade secrets and proprietary know-how that we may seek to protect, in part, by confidentiality agreements with our licensees, employees and consultants.  We cannot assure you that these agreements will not be breached, or that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by our competitors.

Litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how that we own, to defend against claimed infringement of the rights of others or to determine the ownership, scope or validity of certain proprietary rights.  Any such claims may result in the Company incurring substantial litigation expenses and in our management having to divert extensive time and effort from our day-to-day business.  An adverse determination in litigation involving the proprietary rights of others could subject us to the payment of significant damages to third parties, could require us to seek licenses from third parties (which they may refuse to give us), and could prevent us from manufacturing, selling or using our products.  The occurrence of such litigation or the effect of a judgment against us in such litigation could, therefore, have a material adverse effect on our business and financial condition.

Competition

The cooking stove industry is intensely competitive. We operate in a highly competitive and fragmented industry. There are relatively few barriers to entry into our markets.

Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and sales and marketing resources than we do. Depending on the particular customer or market involved, our business competes on a variety of factors, such as price, quality, reliability, delivery, customer service, performance, applied technology, product innovation and product recognition. Brand identity, service to customers and quality are generally important competitive factors for our products, and there is considerable price competition.

A critical component of our ability to compete in the marketplace is our ability to offer products with technological and environmental advantages. We offer environmentally responsible cooking stoves which utilize patent-pending clean coal technology.

PROPERTIES

We have leased a corporate office consisting of approximately 1,729 square feet of office space located at 2770 University Drive, Coral Springs, Florida 33065 for a five-year term according to the following schedule:

Year	Annual Base Rent	Monthly Base Rent
1	$38,038.00	$3,169.83
2	$39,179.14	$3,264.93
3	$40,354.51	$3,362.88
4	$41,565.15	$3,463.76
5	$42,812.10	$3,567.68

We do not own any property.  We consider our premises adequate for our purposes for the immediate future.

EMPLOYEES

 As of the date of this prospectus, we have three full-time employees, our President Mr. Hunt and two full-time secretaries. We have not experienced any work stoppages and we consider relations with our employees to be good.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceeding or governmental proceeding nor are we currently aware of any pending legal proceeding or governmental proceeding proposed to be initiated against us. There are no proceedings in which any of our current directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us.

MANAGEMENT

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position
Larry Hunt	66	President and Director
Doug Hague	62	Director
Richard Young	63	Director
Stewart H. Ashton, Jr.	54	Director
Jay Lasner, MD	53	Director

Larry Hunt. Mr. Hunt founded the Company in 2007 and currently serves as our President and a director. He has over forty years of experience in the coal industry. >From 1963 to 2007, Mr. Hunt served in various executive management positions with Hannah Energy, Inc. Since 1963, Mr. Hunt has also owned and operated a number of coal mines, giving him expertise in all facets of the coal industry, including coal mining, transportation, sales and marketing, as well as coal technologies and processing. In addition to his position with our company, Mr. Hunt currently provides international business development consulting for Clean Coal Technologies, Inc. and is the Chief Executive Officer of HMM Technology, which holds several technologies in various stages of development. Mr. Hunt’s patent for a clean coal technology was approved by the U.S. Patent and Trademark Office in September 2002.

Doug Hague. Mr. Hague joined the Company in 2008 and currently serves as a director. Mr. Hague is a global business developer with extensive experience in emerging markets in over twenty five countries. From 2001 to 2007, he served as Corporate Vice President for Science Applications International Corporation (SAIC), where he was responsible for developing and directing the company’s international strategy and business development efforts, including SAIC’s entry initiatives for the China and India markets. Mr. Hague’s expertise is developing and implementing business strategies that create shareholder value, establish internal capability, improve client satisfaction and build solid management teams.

Richard Young.  Mr. Young joined the Company in 2008 and currently serves as a director. He is currently Secretary and Vice President of Clean Coal Technologies, Inc.  From 1999 to 2008, Mr. Young served as a manager for Dinamite Auto Sales. Mr. Young has experience in real estate development, home construction and coal mine management and development. Prior to joining the Company, he served as President and Chief Executive Officer of Alma Energy, Executive Vice President of Hannah Energy and President and Chief Executive Officer of Kentucky Cable TV. Additionally, he has served as a consultant for several coal and gas firms, as well as serving as Mayor of the City of Inez, KY.

Stewart H. Ashton, Jr. Mr. Ashton joined the Company in 2008 and currently serves as a director. Mr. Ashton is an experienced sales and marketing executive with long time ties to the coal industry. From 2000 to 2008, he was President of New River Energy Resources, LLC engaged in coal sales, transportation of coal and the processing of stoker/steam coal. His background is in industrial sales, exporting and contract sales negotiating with Fortune 500 and utility companies.

Jay Lasner, M.D.  Dr. Lasner joined the Company in 2008 and currently serves as a director. Dr. Lasner is a board certified anesthesiologist and pain management specialist and co-founder of the largest physician pain management group practice in South Florida where he has served as a physician since 1996. He is recognized by his peers as one of the top physicians in his specialty in Florida. Prior to entering private practice, Dr. Lasner served as a U.S. Navy officer, flight surgeon and physician. Since 1998, he has served as a principal and board member of a private international company with a comprehensive crew training and certification system for the mega-yacht industry. He also serves on the Board of Clean Coal Technologies, Inc. Dr. Lasner has traveled extensively and practiced medicine in a number of developing countries, and has first-hand experience of the environmental, health and economic ramifications of sub-optimal energy resources.  He has a professional interest in developing technologies that will benefit the environment and human condition.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.     any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.     any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.     being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.     being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee of the Board; Audit Committee Financial Expert

Our board of directors does not have a separate audit committee, however, we are not currently required to have such a committee. The functions ordinarily handled by an audit committee are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

           Our board of directors has also determined that it does not have a member of the board that qualifies as an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission, and is “independent” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. However, we are considering appointing an independent qualified financial expert to our board of directors in order to strengthen and improve its internal disclosure controls and procedures.

Director Independence

Our board of directors has determined that it currently has three members who qualify as “independent” as the term is used in Item 407 of Regulation S-K as promulgated by the Securities and Exchange Commission and as that term is defined under NASDAQ Rule 4200(a)(15). The independent directors are Doug Hague, Stewart Ashton and Jay Lasner.

EXECUTIVE COMPENSATION

Director Compensation

We did not pay any compensation to our directors for service on our board for the fiscal year ended December 31, 2007.

Executive Compensation

The following table sets forth all compensation paid to our principal executive officer and the other executive officers who earned more than $100,000 per year during our last completed fiscal year (the period from October 9, 2007 (inception) through December 31, 2007). We refer to these individuals in this prospectus as our “named executive officers.”

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Larry Hunt, President	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements with Named Executive Officers

We currently do not have employment agreements with any of our executive officers.

Termination of Employment, Change in Control or Change in Responsibilities of Named Executive Officers

Except as disclosed in this prospectus, there are no compensatory plans or arrangements with any named executive officer (including payments to be received from Enviro Fuels), which result or will result from the resignation, retirement or any other termination of employment of such named executive officer or from a change of control of Enviro Fuels or any subsidiary or any change in such named executive officer’s responsibilities following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           Described below are certain transactions or series of transactions between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

Since our inception on October 9, 2007, we have paid a total of $7,000 in consulting fees to one of our directors, Richard Young. Mr. Young was appointed to our board of directors in January 2008.

We believe that the foregoing transactions with our officers, directors and other related parties were on terms no less favorable than could have been obtained from independent third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the date of this prospectus, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Ownership(2)

	Executive Officers and Directors:
Common Stock	Larry Hunt +	52,000,000	38.10%
Common Stock	Doug Hague +	5,000,000	3.81%
Common Stock	Richard Young + (3)	1,000,000	*
Common Stock	Stewart Ashton +	1,000,000	*
Common Stock	Jay Lasner +	8,000,000	6.10%
	All Executive Officers and Directors as a Group (5 persons)	67,000,000	49.53%

	Greater Than 5% Shareholders:
Common Stock	J. Miller Trust (4)	22,000,000	16.77%
Common Stock	Illusion, Inc. (5)	11,000,000	8.38%
Common Stock	Sinclair Company, LLC (6)	11,000,000	8.38%
TOTAL		111,000,000	83.06%

* Indicates less than 1%
+ Indicates an executive officer or director

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Enviro Fuels Manufacturing, Inc., 2770 University Drive, Coral Springs, Florida 33065.

(2)
Applicable percentage ownership is based on approximately 131,225,000 shares of common stock outstanding as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.

(3)
Includes 1,000,000 shares of common stock held in the name of the Young Family Trust, a trust of which Mr. Young is a trustee.  The address for the Young Family Trust is P.O. Box 427, Inez, KY 41224.  The natural person with voting power and investment power on behalf of the Young Family Trust is Richard Young.

(4)	The address for the J. Miller Trust is 1876 Monte Carlo Way, Coral Springs, Florida. The natural person with voting power and investment power on behalf of the J. Miller Trust is Linda Miller.

(5)	The address for Illusion, Inc. is 676 West Prospect Road, Ft. Lauderdale, Florida. The natural person with voting power and investment power on behalf of Illusion, Inc. is Joel Marcus.

(6)
The address for Sinclair Company, LLC is 2655 Collins Avenue, #1603, Miami Beach, Florida 33140.  The natural person with voting power and investment power on behalf of the Sinclair Company, LLC is Ann Marie Potter Marcus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus we had 131,225,000 shares of common stock issued and outstanding and approximately 37 stockholders of record of our common stock.  This prospectus relates to the sale of 6,002,700 shares of our common stock.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. The holders of shares of common stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

SELLING STOCKHOLDERS

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common shares by the selling stockholders. The second column lists the number of common shares beneficially owned by the selling stockholders as of the date of this prospectus. The third column lists the number of common shares that may be resold under this prospectus. The fourth and fifth columns list the number of common shares owned and the percentage of common shares owned after the resale of the common shares registered under this prospectus. Except as noted in the table below, the selling stockholders has not had any material relationship with us within the past three years. None of the selling stockholders is a registered broker-dealer or an affiliate of a broker-dealer. The total number of common shares outstanding as of the date of this prospectus  was 131,225,000.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Common shares subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after February 11, 2009 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Name of	Common Shares	Common Shares	Common Shares
Selling	Beneficially Owned Prior to	Offered by this	Beneficially Owned
Shareholder	Offering	Prospectus	After Offering (1)

			Number	Percentage
Mohammed Imran Khan	2,000,000	100	0	*
Robert Peterson	2,000,000	100	0	*
Hazel Arey	150,000	100	0	*
Red Mountain (2)	6,000,000	100	0	*
John Pitman	70,000	100	0	*
W. Schwartz	20,000	100	0	*
H. Cohen	35,000	100	0	*
L. Modena	35,000	100	0	*
M. Crocco	50,000	100	0	*
J. Miller Trust	22,000,000	2,000,000	0	*
L. Hunt	52,000,000	2,000,000	0	*
Ramzi Akel	50,000	100	0	*
Ivan Lavernia Trust (3)	50,000	100	0	*
Beau Hale	5,000	100	0	*
Frank Perez Mesa	30,000	100	0	*
Blake Williams	10,000	100	0	*
R. Sanz Guerrero	100,000	100	0	*

R. Liebtcher	100,000	100	0	*
Albert Matney	2,000,000	100	0	*
John Earhart	200,000	100	0	*
Ryan Hubele	5,000	100	0	*
Scott Dunn	5,000	100	0	*
Michael Gleason	150,000	100	0	*
A & C Handal	150,000	100	0	*
W & R Wilruth	100,000	100	0	*
Mindy Perez	300,000	100	0	*
Illusion, Inc. (4)	11,000,000	1,000,000	0	*
Paul & Dawn M. Strenk	10,000	100	0	*
David Guthrie	1,500,000	100	0	*
Sinclair Company, LLC (5)	11,000,000	1,000,000	0	*
Charles Horn	100,000	100	0	*
TOTAL	111,225,000	6,002,700	0	*
______________
* Indicates less than one percent (1%).

(1)	Assumes that all shares offered hereby will be resold by the selling stockholders pursuant to this offering.
(2)	The natural person with voting power and investment power on behalf of Red Mountain is D. Ross.
(3)	The natural person with voting power and investment power on behalf of Ivan Lavernia Trust is Ivan Lavernia.
(4)	The natural person with voting power and investment power on behalf of Illusion, Inc. J. Marcus.
(5)	The natural person with voting power and investment power on behalf of Sinclair Company, LLC is Ann Marie Potter Marcus.

PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the resale of the shares on behalf of the selling stockholders. The selling stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

The term “selling stockholder” includes donees, i.e., persons who receive shares from the selling stockholders after the date of this prospectus by gift. The term also includes pledgee, i.e., persons who, upon contractual default by the selling stockholders, may seize shares which the selling stockholders pledged to such person. If a selling stockholder notifies us that a donee or pledge intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of sale transactions

The selling stockholders may sell the shares in one or more types of transactions (which may include block transactions):

•	in the Over-The-Counter market, when our common shares are quoted on the Over-The Counter Bulletin Board;
•	in negotiated transactions;
•	through put or call option transactions;
•	through short sales; or
•	any combination of such methods of sale.

The selling stockholders may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders has informed us that it has not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. The selling stockholders has also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through broker-dealers

The selling stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the selling stockholders, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed underwriting compensation

The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus delivery requirements

Because it may be deemed an underwriter, any selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

State requirements

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales under Rule 144

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act. To do so, the selling stockholders must meet the criteria and conform to the requirements of Rule 144 currently in effect.

Distribution arrangements with broker-dealers

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•	a block trade;
•	special offering;
•	exchange distribution or secondary distribution; or
•	a purchase by a broker or dealer,

we will then file, if required, a post-effective amendment to this prospectus.

The post-effective amendment will disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the price at which such shares were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and
•	any other facts material to the transaction.

The Securities and Exchange Commission may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the common shares to be “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission may deem any profits on the resale of our common shares and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. The selling stockholders has purchased the common shares in the ordinary course of its business, and at the time the selling stockholders purchased the common shares, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

Under the Securities Exchange Act of 1934, any person engaged in the distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for five business days prior to the start of the distribution. In addition, the selling stockholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the selling stockholders or any such other person.

LEGAL MATTERS

The validity of the shares of common stock to be sold by the selling stockholders under this prospectus and warrants was passed upon for our company by Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On 10-15-08 Malone & Bailey, P.C., was dismissed as our independent registered public accounting firm. Malone & Bailey, P.C. served as our independent registered public accounting firm and performed the audit of our financial statements for the fiscal year ended December 31, 2007. The report of Malone & Bailey, P.C. for the fiscal year ended December 31, 2007 contains an opinion that our net losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern, but did not otherwise contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of our financial statements for the fiscal year ended December 31, 2007 and in the subsequent interim period through the date of termination, there were no disagreements, resolved or not, with Malone & Bailey, P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Malone & Bailey, P.C., would have caused Malone & Bailey, P.C. to make reference to the matter in their report.

We provided Malone & Bailey, P.C. with a copy of our disclosures made in the registration statement of which this prospectus forms a part, and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made in such registration statement, and if not, stating the aspects with which it did not agree. A copy of the letter provided from Malone & Bailey, P.C. stating that it agreed with the disclosure contained in the registration statement is filed as Exhibit 16.1 to the registration statement.

On 10-23-08, we engaged Salberg & Co, P.A. as our new independent registered public accounting firm. Prior to engaging Salberg & Co., P.A., we did not, nor had any person on our behalf, consulted with Salberg & Co., P.A. regarding either the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, nor had Salberg & Co., P.A. provided to us a written or oral advice that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Also, prior to engaging Salberg & Co., P.A., we did not, nor had any person on our behalf, consult with Salberg & Co., P.A. regarding any matter that was either the subject of a disagreement or a reportable event. The engagement of Salberg & Co., P.A. was approved by our board of directors.

EXPERTS

Malone & Bailey, P.C., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the period from October 9, 2007 (inception) through December 31, 2007 that appear in this prospectus.  The financial statements referred to above are included in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers, employees and agents as follows:

(a)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE TO FIND ADDITIONAL INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the Securities and Exchange Commission a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the Securities and Exchange Commission as provided by the Exchange Act. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference facility maintained at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

ENVIRO FUELS MANUFACTURING, INC.
Index to Financial Statements

September 30, 2008

Page

Balance Sheets (Unaudited)	F-3

Statements of Operations (Unaudited)	F-4

Statements of Changes in Stockholders' Equity (Unaudited)	F-5

Statements of Cash Flows (Unaudited)	F-6

Notes to the Financial Statements (Unaudited)	F-7 to F-11

For the Period from October 9, 2007 (inception) through December 31, 2007

ENVIRO FUELS MANUFACTURING INC.

Financial Statements as of and for the
Nine Months Ended September 30, 2008
(Unaudited)

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Balance Sheets

	September 30, 2008	December 31, 2007
Assets
	(Unaudited)
Current Assets
Cash	$42,817	$40,902
Cash – Restricted China	150,040	-
Prepaid Expenses	1,952	-

Total Current Assets	$194,809	$40,902

Property and Equipment Net	225,138	58,472

Other Assets
Patent Costs	14,962	11,227
Deposits	28,576	22,500
Loans to CCTC (Net)	-	-

Total Other Assets	$43,538	$33,727

Total Assets	$463,485	$133,101

Liabilities and Stockholders’ Equity
Liabilities
Current Liabilities
Accounts Payable	$650	$1,765
Other Liabilities	9,832	-

Total Liabilities	$10,482	$1,765

Stockholders’ Equity
Common Stock, Par Value $0.001
300,000,000 Authorized 131,225,000 and
63,510,000 Shares Issued and Outstanding respectively at September 30, 2008 and December, 31, 2007	131,225	63,510
Additional Paid-in Capital	1,656,620	177,956

Deficit Accumulated during the
Development Stage	(1,334,842)	(110,130)

Total Stockholders’ Equity	$453,003	$131,336

Total Liabilities and Stockholders’ Equity	$463,485	$133,101

The accompanying notes are an integral part of these financial statements

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Statements of Operations
(Unaudited)

	Nine Months Ended September 30, 2008	From October 9, 2007 (inception) through September 30, 2008
Operating Expenses:
Research & Development	$27,379	$39,902
General & Administrative	964,611	1,061,514
Depreciation Expense	36,572	37,276
Bad Debt (Related Party)	196,150	196,150

Total Operating Expenses	1,224,712	1,334,842

Net Loss	$(1,224,712)	$(1,334,842)

Basic and Diluted Net Loss Per Common Share	$(0.01)	$(0.01)

Weighted Average number of Common Shares Outstanding
Basic and Diluted	131,055,275	115,162,269

The accompanying notes are an integral part of these financial statements

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Statements of Changes in Stockholders’ Equity
October 9, 2007 (inception) through December 31, 2007 and January 1, 2008 through September 30, 2008
(Unaudited)

			Additional Paid-in	Deficit Accumulated During the Development	Stockholders’
	Shares	Par Value	Capital	Stage	Equity
Balance October 9, 2007	-	-	-	-	-

Shares issued for Cash	63,510,000	63,510	177,956		241,466

Net Loss				(110,130)	(110,130)

Balance December 31, 2007	63,510,000	$63,510	$177,956	$(110,130)	$131,336

Shares issued for cash	17,055,553	17,056	520,372		537,428

Shares issued for services	50,659,447	50,659	553,419		604,078

Contributed Capital			404,873		404,873

Net Loss				(1,224,712)	(1,224,712)

Balance September 30, 2008	131,225,000	$131,225	$1,656,620	$(1,334,842)	$453,003

The accompanying notes are an integral part of these financial statements

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30, 2008	From October 9, 2007 (inception) through September 30, 2008

Cash Flows from Operating Activities:
Net Loss	$(1,224,712)	$(1,334,842)
Adjustment to reconcile net cash used in operating activities:
Depreciation	36,572	37,276
Bad Debt (related party)	196,150	196,150
Stock issued in exchange for services	604,078	604,078
Changes in operating assets and liabilities:
Prepaid Expenses	(1,952)	(1,952)
Security Deposits	(6,076)	(28,576)
Other Liabilities	8,067	9,832
Accounts Payables	650	650
Net Cash Used in Operating Activities	(387,223)	(517,384)

Cash Flows from Investing Activities:
Investment in China Bank Account	(150,040)	(150,040)
Loan to Related Party	(196,150)	(196,150)
Purchase of Property and Equipment	(203,238)	(262,414)
Increase in Patent Cost	(3,735)	(14,962)
Net Cash Used in Investing Activities	(553,163)	(623,566)

Cash Flows from Financing Activities:
Proceeds from the issuance of Common Stock	537,428	778,894
Capital Contributions	404,873	404,873
Net Cash Provided by Financing Activities	942,301	1,183,767

Net change in Cash	1,915	42,817

Cash Balance Beginning of the Period	40,902	-

Cash Balance End of the Period	$42,817	$42,817

Supplemental Disclosures:
Cash Paid for interest	-
Cash Paid for income taxes	-

The accompanying notes are an integral part of these financial statements

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
September 30, 2008
(unaudited)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Enviro Fuel Manufacturing Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 9, 2007 for the purpose to commercialize its proprietary stove technology to provide an economic means for food preparation in locations without the infrastructure to provide sufficient or economical energy for food preparation or to carry on any other lawful business for which a corporation may be incorporated under the laws of the State of Nevada.

Basis of Presentation:

The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.  Accordingly, these interim financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report for the period from October 9, 2007 (Inception) to December 31, 2007.

It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments and certain non-recurring adjustments) have been made that is necessary for a fair financial statement presentation.  The results for the nine month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Development Stage Enterprise

The Company has limited operating history upon which to base an evaluation of our current business and future prospects and has yet to commercialize on its technology. The Company will continue to be considered to be in a development stage until it has begun significant operations and is generating significant revenues. To-date, the Company’s business activities during its development stage consist mainly of corporate formation, technology development, and raising capital.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates in 2008 include valuation of advances to a related party affiliate, valuation of patent costs, valuation of stock-based payments and valuation of deferred tax assets.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2008.

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
September 30, 2008
(unaudited)

Restricted Cash

In August 2007 the Company applied for and was approved to function as an enterprise with foreign investment in China.  The registration required an initial investment of $150,000. Chinese’s laws place a restriction on the funded investment as to the usage of the funds while the company is in operations; such funds should be used/consumed in the business operations within China, remaining funds can be remitted abroad once the enterprise is liquidated.

According to U.S generally accepted accounting principles this restricted cash is separately disclosed on the face of the balance sheet and is not included in cash and cash equivalents in the statement of cash flows.

Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Cost associated with repair and maintenance are expensed as incurred. Cost associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 years.

Impairment of Long-Lived Assets

The Company follows SFAS No. 144. “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Statement requires that long-lived assets, liabilities and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets of the company consist primarily of property and equipment and patent costs. If there are indications of impairment, such as current operating losses, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows. If impairment exists, the carrying amount of the long-lived asset is reduced to its estimated fair value.

Research and Development and Patent Costs

The cost of internally developing intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to the Company as a whole are expensed as incurred pursuant to the requirements of FASB Statement No. 142. “Goodwill and Other Intangible Assets”. The costs of internally developing other intangible assets, such as those that are specifically identifiable, are also expensed as incurred, unless a specific accounting pronouncement calls for capitalization of the costs. However, legal fees and similar costs relating to patents, copyrights, and trademarks are capitalized. During the period ended September 30, 2008 $27,378 was expensed as research and development costs and $3,735 was capitalized as patent cost.

Revenue Recognition

Enviro recognizes revenue when persuasive evidence of an arrangement exists, products have been delivered, the sales price is fixed or determinable, and collectibility is reasonably assured. Enviro has no revenues since inception through September 30, 2008.

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
September 30, 2008
(unaudited)

Stock-Based Compensation

On October 9, 2007, our inception date, the Company implemented Statement of Financial Accounting Standard 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment" which replaced SFAS 123 "Accounting for Stock-Based Compensation" and superseded APB Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS 123(R) requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related vesting period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption.  All employee stock based compensation in the form of options or warrants is recorded at fair value using the Black-Scholes Pricing Model.

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings Per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Recently issued accounting pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Reclassifications

Certain amounts in the 2007 financial statements have been reclassified to conform to the 2008 presentation.

NOTE 2: GOING CONCERN

As reflected in the accompanying financial statements, we have incurred net losses and used cash in operations of $1,224,712 and $387,223 respectively for the nine months ended September 30, 2008. In addition, we have an accumulated deficit of $1,334,842 as of September 30, 2008. These conditions raise substantial doubt as to our ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
September 30, 2008
(unaudited)

In order to execute its business plan, the Company will need to raise additional working capital and generate revenues.  There can be no assurance that the Company will be able to obtain the necessary working capital or generate revenues to execute its business plan.

Management’s plan in this regard, include completing product development, generating marketing agreements with product distributors and raising additional funds through a private placement offering of Company common stock anticipated to commence within the fourth quarter of fiscal 2008 and continue into 2009.

Management believes its business development and capital raising activities will provide the Company with the ability to continue as a going concern. There can be no assurance that our future operations will be significant and profitable, or that we will have sufficient resources to meet our objectives.

NOTE 3: PROPERTY AND EQUIPMENT

Property and Equipment consisted of the following at September 30, 2008.

Lab Equipment	10,394
Office Furniture	252,020
Less: Accumulated Depreciation	(37,276)
225,138

Depreciation for the period ending September 30, 2008 totaled $36,572

NOTE 4: STOCKHOLDERS EQUITY

Capital structure

On October 9, 2007, the Company was originally incorporated with 100,000,000 shares of common stock authorized with a $.0001 par value. Subsequently, in 2008, the Company amended its articles to 300,000,000 shares of common stock authorized with a $.0001 par value.

Shares issued for Cash

During the period from October 9, 2007 through December 31, 2007, the Company issued 63,510,000 shares of its common stock to the founder at $.0038 per share for an initial capital balance of $241,466.

During early January 2008 the Company sold 1,135,553 common shares for $0.0038 per share, 4,245,000 common shares for $0.0196 per share and 11,000,000 common shares for $0.0091 per share for aggregate proceeds of $187,428.

During late January 2008 through mid March 2008 the Company sold 650,000 common shares to various investors at $.50 for proceeds of $325,000.

During late March 2008 the Company sold 25,000 common shares at $1.00 per share to various investors for proceeds of $25,000.

Shares issued for services

In January 2008, the Company issued 50,609,447 shares of common stock for services rendered valued at $0.0114 per share or $579,078 based on the weighted average price of the contemporaneous cash sales at the time.

Enviro Fuels Manufacturing Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
September 30, 2008
(unaudited)

During mid March 2008, the Company issued 50,000 common shares for services rendered to an individual who also contemporaneously purchased additional common shares at $0.50 per share.  The shares for services were valued at $0.50 per share resulting in a compensation expense of $25,000.

Contributed capital

For the nine months ended September 30, 2008 to fund the activities of the Company $404,873 in additional capital was contributed by one of the Company’s founder.

NOTE 5: INCOME TAXES

During 2007, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $1,334,842 at September 30, 2008 and will expire beginning in the year 2027. At September 30, 2008, deferred tax assets consist of the following

Deferred Tax Asset	453,000
Valuation Allowance	(453,000)
-0-

NOTE 6: RELATED PARTY TRANSACTIONS

During the period January 1, 2008 through September 30, 2008 the Company advanced $196,150 to its affiliate Clean Coal Technologies Inc as a loan. Since there is no guarantee that Clean Coal Technologies Inc will repay the loan an allowance was set up for the entire amount.

NOTE 7: SUBSEQUENT EVENTS

During October to December 31, 2008, the Company received $421,505 cash advances for which the Company intends on issuing 843,010 shares of common stock at $0.50 per share.  The Company intends on accepting such advances as common stock subscriptions and issuing the common shares in early 2009.

ENVIRO FUEL MANUFACTURING INC. Financial Statements as of and for the Period Ended December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Enviro Fuel Manufacturing Inc.
Ft. Lauderdale, Florida

We have audited the accompanying balance sheet of Enviro Fuel Manufacturing Inc.  (the “Company”) as of December 31, 2007, and the related  statements of expenses, stockholders’ equity, and cash flows for the period from October 9, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2007, and the results of its operations and its cash flows for the period from October 9, 2007 (inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net losses since inception and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

www.malone-bailey.com
Houston, Texas
July 16, 2008

Enviro Fuel Manufacturing Inc
(A Development Stage Enterprise)
Balance Sheet
 December 31, 2007

ASSETS

Current Assets
Cash	$40,902
Total Current Assets	40,902
Property and Equipment, net	58,472
Patent Cost	11,227
Deposit	22,500
Total Assets	$133,101

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accrued Liabilities	$1,765
Total Current Liabilities	1,765
Commitments and Contingencies	-

Stockholders' Equity
Common Stock	63,510
100,000,000 authorized, par value $0.001 63,510,000 shares issued and outstanding
Additional Paid-in-Capital	177,956
Deficit accumulated during the development stage	(110,130)
Total Stockholders' Equity	131,336
Total Liabilities and Stockholders' Equity	$133,101

The accompanying notes are an integral part of these financial statements

Enviro Fuel Manufacturing Inc
(A Development Stage Enterprise)
Statement of Expenses

October 9, 2007 (inception) through December 31, 2007

Expenses:
Research & Development	$12,523
General & Administrative	96,903
Depreciation Expense	704

Total Expenses	110,130

Net Loss	$(110,130)

Basic and Diluted Loss Per Common Share	3,060,723

Weighted Average number of Common Shares	(0.04)
- Basic and Diluted

The accompanying notes are an integral part of these financial statements

Enviro Fuel Manufacturing Inc
(A Development Stage Enterprise)
Statement of Cash Flows

October 9, 2007 (inception) through December 31, 2007
Cash Flows from Operating Activities:
Net Loss	$(110,130)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	704
Changes in operating assets and liabilities:
Deposit	(22,500)
Accrued Liabilities	1,765
Net Cash Used In Operating Activities	(130,161)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(59,176)
Increases in Patent Cost	(11,227)
Net Cash Used in Investing Activities	(70,403)

Cash Flows from Financing Activities:
Proceeds from the issuance of Common Stock	241,466
Net Cash Provided from Financing Activities	241,466

Net change in Cash	40,902

Cash Balance, Beginning of the Period	-

Cash Balance, End of the Period	$40,902

Supplemental Disclosures:
Cash Paid for interest	$-
Cash Paid for income taxes	$-

The accompanying notes are an integral part of these financial statements

Enviro Fuel Manufacturing, Inc.
(A Development Stage Enterprise)
Statement of Stockholders' Equity

October 9, 2007 (inception) through December 31, 2007

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development	Stockholders'
	Shares	Par Value	Capital	Stage	Equity
Balance, October 9, 2007	-	$-	$-	$-	$-
Shares issued for cash	63,510,000	63,510	177,956		241,466
Net Loss				(110,130)	(110,130)
Balance, December 31, 2007	63,510,000	$63,510	$177,956	$(110,130)	$131,336

The accompanying notes are an integral part of these financial statements.

ENVIRO FUEL MANUFACTURING INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Enviro Fuel Manufacturing Inc., (the “Company”) was incorporated under the laws of the State of Nevada on October 9, 2007 for the purpose to commercialize its proprietary stove technology to provide an economic means for food preparation in locations without the infrastructure to provide sufficient or economical energy for food preparation or to carry on any other lawful business for which a corporation may be incorporated under the laws of the State of Nevada .

Development Stage Enterprise

The Company has a limited operating history upon which to base an evaluation of our current business and future prospects and has yet to commercialize on its technology.  The Company will continue to be considered to be in a development stage until it has begun significant operations and is generating significant revenues.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Enviro recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Enviro has no revenues since inception through December 31, 2007.

Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 to 7 years.

ENVIRO FUEL MANUFACTURING INC.
(A DEVELOPMENTAL STAGE ENTERPRISE )
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Recently issued accounting pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Impairment of Long-Lived Assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  The Statement requires that long-lived assets, liabilities and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets consist primarily of property and equipment and patent costs.  If there are indications of impairment, such as current operating losses, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows.  If impairment exists, the carrying amount of the long-lived asset is reduced to its estimated fair value.  For the period ended December 31, 2007, there was no impairment of the Company’s long-lived assets based on the net present value of future cash flow projections by management.

Research and Development and Patent Cost

The costs of internally developing intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to the Company as a whole are expensed as incurred pursuant to the requirements of FASB Statement No. 142, Goodwill and Other Intangible Assets. The costs of internally developing other intangible assets, such as those that are specifically identifiable, are also expensed as incurred, unless a specific accounting pronouncement calls for capitalization of those costs. However, legal fees and similar costs relating to patents, copyrights, and trademarks are capitalized. During the period ended December 31, 2007 $12,523 was expensed as research and development costs and $11,227 was capitalized as patent cost.

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ENVIRO FUEL MANUFACTURING INC.
(A DEVELOPMENTAL STAGE ENTERPRISE )
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Earnings Per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

NOTE 2: GOING CONCERN

As shown in the accompanying financial statements, we have incurred net losses of $110,130 for the period from inception to December 31, 2007. In addition, we have an accumulated deficit of $110,130 as of December 31, 2007. These conditions raise substantial doubt as to our ability to continue as a going concern.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  There can be no assurance that our future operations will be significant and profitable, or that we will have sufficient resources to meet our objectives. There is no assurance that they will be successful in raising additional funds.

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2007:

Office Furniture	$59,176
Less: Accumulated Depreciation	(704)
$58,472

Depreciation for the year ending December 31, 2007 totaled $704.

NOTE 4: INCOME TAXES

During 2007, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $110,000 at December 31, 2007, and will expire beginning in the year 2027. At December 31, 2007, deferred tax assets consisted of the following:

Deferred Tax Asset	$37,444
Valuation Allowance	(37,444)
$-

ENVIRO FUEL MANUFACTURING INC.
(A DEVELOPMENTAL STAGE ENTERPRISE )
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 5: COMMMITMENTS

Future minimum payments, by year and in the aggregate, under a non-cancelable operating lease for office space as of December 31, 2007, are as follows:

Year ending December 31,
2008	$38,038
2009	39,179
2010	40,354
2011	41,565
2012	42,812
Thereafter	-
Total Minimum Lease Payments	$201,948

6,002,700 Shares

ENVIRO FUELS MANUFACTURING, INC.

Common Stock

E N D  O F

P R O S P E C T U S

February 11, 2009

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$336
Legal fees and expenses	$25,000	*
Accounting fees and expenses	$25,000	*
Miscellaneous expenses	$1,000*
Total	$51,336

* Estimated

We have agreed to bear expenses incurred that relate to the registration of the shares of common stock being offered.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Indemnification Under Nevada Law

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers, employees and agents as follows:

(a)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of our transactions since October 9, 2007 (inception) involving sales of our securities that were not registered under the Securities Act. There were no underwritten offerings employed in connection with any of the transactions described below. Except as stated below, the following issuances were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended, since, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

During 2007 we issued 50,000,000 shares of common stock to Larry Hunt, our President and a director, for $190,101 cash.

During 2007 we issued 6,755,000  shares of common stock to the J. Miller Trust for $25,683 cash, also on January 1, 2008 we issued 15,245,000 additional shares of common stock for a combination of services rendered and $4,317 cash.

On January 1, 2008, we issued 2,000,000 shares of common stock to Mohammed Imran Khan for services rendered. The fair value of the equity instruments issued for these services is approximately $22,884.

On January 1, 2008, we issued 2,000,000 shares of common stock to Robert Peterson for services rendered. The fair value of the equity instruments issued for these services is approximately $22,884.

On January 1, 2008, we issued 8,000,000 shares of common stock to Jay Lasner, a director, for services rendered. The fair value of the equity instruments issued for these services is approximately $91,537.

On January 1, 2008, we issued 150,000 shares of common stock to Hazel Arey for services rendered. The fair value of the equity instruments issued for these services is approximately $1,716.

On January 1, 2008, we issued 5,000,000 shares of common stock to C.J. Douglas, our Secretary and a director, for services rendered. The fair value of the equity instruments issued for these services is approximately $57,210.

On January 1, 2008, we issued 6,000,000 shares of common stock to Red Mountain for services rendered. The fair value of the equity instruments issued for these services is approximately $68,653.

On January 1, 2008, we issued 1,000,000 shares of common stock to Stewart Ashton, a director, for services rendered. The fair value of the equity instruments issued for these services is approximately $11,442.

On January 1, 2008, we issued 100,000 shares of common stock to R. Sanz Guerrero for services rendered. The fair value of the equity instruments issued for these services is approximately $1,144.

On January 1, 2008, we issued 100,000 shares of common stock to R. Liebtcher for services rendered. The fair value of the equity instruments issued for these services is approximately $1,144.

On January 1, 2008, we issued 2,000,000 shares of common stock to Albert Matney for services rendered. The fair value of the equity instruments issued for these services is approximately $22,884.

On January 1, 2008, we issued 200,000 shares of common stock to John Earhart for services rendered. The fair value of the equity instruments issued for these services is approximately $2,288
.

On January 1, 2008, we issued 150,000 shares of common stock to Michael Gleason for services rendered. The fair value of the equity instruments issued for these services is approximately $1,716.

On January 1, 2008, we issued 300,000 shares of common stock to Mindy Perez for services rendered. The fair value of the equity instruments issued for these services is approximately $3,423.

On January 1, 2008, we issued 1,000,000 shares of common stock to the Young Family Trust for services rendered. The fair value of the equity instruments issued for these services is approximately $11,442.

During 2007 we issued 6,755,000  shares of common stock to Illusion, Inc. for $25,683 cash; also on January 1, 2008 we issued 4,225,000 additional shares of common stock for $83,110 cash.

On January 1, 2008, we issued 1,500,000 shares of common stock to David Guthrie for services rendered. The fair value of the equity instruments issued for these services is approximately $17,163.

On January 1, 2008, we issued 11,000,000 shares of common stock to Sinclair Company, LLC for a combination of services and $100,000 cash.

On January 1, 2008, we issued 5,000,000 shares of common stock to Doug Hague, a director, for services rendered. The fair value of the equity instruments issued for these services is approximately $57,210.

On January 1, 2008, we issued 2,000,000 shares of common stock to Jenny Xu Liu, our Vice President, for services rendered. The fair value of the equity instruments issued for these services is approximately $22,884.

On January 18, 2008, we issued a total of 70,000 shares of common stock to two investors for an aggregate amount of $35,000 cash.

On January 29, 2008, we issued 50,000 shares of common stock to one investor for $25,000 cash.

On February 4, 2008, we issued 50,000 shares of common stock to one investor for $25,000 cash.

On February 11, 2008, we issued 20,000 shares of common stock to one investor for $10,000 cash.

On February 13, 2008, we issued 70,000 shares of common stock to one investor for $35,000 cash.

On February 15, 2008, we issued a total of 200,000 shares of common stock to two investors for an aggregate amount of $100,000 cash.

On February 27, 2008, we issued 50,000 shares of common stock to one investor for $25,000 cash.

On March 15, 2008, we issued a total of 160,000 shares of common stock to two investors for a combination of services rendered and an aggregate amount of $55,000 cash.

On March 22, 2008, we issued 5,000 shares of common stock to one investor for $5,000 cash.

On March 24, 2008, we issued 30,000 shares of common stock to one investor for $15,000 cash.

On March 25, 2008, we issued a total of 20,000 shares of common stock to three investors for an aggregate amount of $20,000 cash.

ITEM 16. EXHIBITS.

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation *
3.2	Bylaws *
5.1	Opinion of Richardson & Patel LLP +
10.1	Subscription Agreement between Enviro Fuels Manufacturing, Inc. and the investors signatory thereto (2008) *
10.2	Office lease dated December 28, 2007 by and between Enviro Fuels Manufacturing, Inc. and University Centre West Hi, Ltd.*
10.3	Patent Assignment Agreement among Enviro Fuels Manufacturing, Inc., Larry Hunt, and Henry Schur*
16.1	Letter from Malone & Bailey, P.C. *
23.1	Consent of Independent Auditor *
23.2	Consent of Richardson & Patel LLP (included as part of Exhibit 5.1) *
24.1	Power of Attorney (included as part of the signature page to this registration statement) *

 * Filed herewith
+ To be filed by amendment

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Henderson, Nevada, on February 11, 2009.

ENVIRO FUELS MANUFACTURING, INC.

By:	/s/ Larry Hunt
Larry Hunt
President

POWER OF ATTORNEY

We, the undersigned directors and officers of Enviro Fuels Manufacturing, Inc., do hereby constitute and appoint Larry Hunt as our true and lawful attorney and agent to do any and all such acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or in any of our names and in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement under the Securities Act; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Larry Hunt Larry Hunt	President and Director (Principal Executive Officer and Principal Financial Officer)	February 11, 2009

/s/ Doug Hague Doug Hague	Director	February 11, 2009

/s/ Richard Young Richard Young	Director	February 11, 2009

/s/ Stewart Ashton Stewart Ashton	Director	February 11, 2009

/s/ Jay Lasner Jay Lasner, MD	Director	February 11, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation *
3.2	Bylaws *
5.1	Opinion of Richardson & Patel LLP +
10.1	Subscription Agreement between Enviro Fuels Manufacturing, Inc. and the investors signatory thereto (2008) *
10.2	Office lease dated December 28, 2007 by and between Enviro Fuels Manufacturing, Inc. and University Centre West Hi, Ltd.*
10.3	Patent Assignment Agreement among Enviro Fuels Manufacturing, Inc., Larry Hunt, and Henry Schur*
16.1	Letter from Malone & Bailey, P.C. *
23.1	Consent of Independent Auditor *
23.2	Consent of Richardson & Patel LLP (included as part of Exhibit 5.1) *
24.1	Power of Attorney (included as part of the signature page to this registration statement) *

 * Filed herewith
+ To be filed by amendment